EXHIBIT 8(A)





                                TYCO TAX OPINION

                                                                 August 5 , 1996

Tyco International Ltd.
One Tyco Park
Exeter, N.H. 03833-1108

    We have acted as counsel to Tyco International Ltd., a Massachusetts corporation ("Parent"), in connection with the planned merger (the "Merger") into Carlisle Plastics, Inc., a Delaware corporation (the "Company"), of T2 Acquisition Corp. ("Merger Sub"), a Delaware corporation and a wholly owned subsidiary of Parent, pursuant to an Agreement and Plan of Merger dated as of May 14, 1996 among the Company, Merger Sub and Parent (the "Merger Agreement").

    For purposes of the opinion set forth below, we have reviewed and relied upon (i) the Merger Agreement, (ii) the Proxy Statement/Prospectus included in the registration statement on Form S-4 (the "Registration Statement"), as amended, filed by Parent with the Securities and Exchange Commission (the "Proxy Statement/Prospectus"), and (iii) such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have relied upon certain statements and representations made by the Company, Parent, William H. Binnie, Grant M. Wilson and the Grigoriou Family Limited Partnership (the "Certified Representations") and in the Merger Agreement and the Proxy Statement/Prospectus, which we have neither investigated nor verified. We have assumed that such statements and representations are true, correct, complete and not breached, and that no actions that are inconsistent with such statements and representations will be taken. We have also assumed that all representations made in the Certified Representations "to the best knowledge of" any persons or parties will be true, correct and complete as if made without such qualification.

    In addition, we have assumed that (i) the Merger will be consummated in accordance with the Merger Agreement and as described in the Proxy Statement/Prospectus (including satisfaction of all covenants and conditions to the obligations of the parties without amendment or waiver thereof); (ii) the Merger will qualify as a merger under the applicable laws of Delaware; (iii) each of the Company, Parent and Merger Sub will comply with all reporting obligations with respect to the Merger required under the Internal Revenue Code of 1986, as amended (the "Code"), and the Treasury regulations promulgated thereunder; (iv) the Merger Agreement and all other documents and instruments referred to therein or in the Proxy Statement/Prospectus are valid and binding in accordance with their terms; and (v) there are no shareholders that directly own, at the Effective Time (as defined in the Merger Agreement), more than 5% of the outstanding Company Common Stock, other than William H. Binnie, Grant M. Wilson, the Grigoriou Family Limited Partnership, Ingalls & Snyder and FMR Corp. Any inaccuracy in, or breach of, any of the aforementioned statements, representations and assumptions or any change after the date hereof in applicable law could adversely affect our opinion. No ruling has been (or will be) sought from the Internal Revenue Service by the Company, Parent or Merger Sub as to the federal income tax consequences of any aspect of the Merger.

    Based upon and subject to the foregoing as well as the limitations set forth below, it is our opinion, under presently applicable federal income tax law, that (i) the Merger of Merger Sub with and into the Company will be a tax-free reorganization within the meaning of sections 368(a)(1)(A) and (a)(2)(E) of the Code and (ii) no gain or loss will be recognized by the Company, Parent or Merger Sub as a result of the Merger. In addition, it is our opinion that the section of the Proxy Statement/Prospectus entitled

"Material Federal Income Tax Consequences," insofar as it expresses the opinions set forth above, is correct.

    No opinion is expressed as to any matter not specifically addressed above. Also, no opinion is expressed as to the tax consequences of any of the transactions under any foreign, state or local tax law. Furthermore, our opinion is based on current federal income tax law and administrative practice, and we do not undertake to advise you as to any changes after the Effective Time (as defined in the Merger Agreement) in federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so.

    We hereby consent to the filing of this opinion as an exhibit to the aforementioned Registration Statement and to the reference to this firm under the captions "Certain Federal Income Tax Consequences" and "Legal Opinions" in the Registration Statement and the Joint Proxy Statement/ Prospectus which is a part thereof. The giving of this consent, however, does not constitute an admission that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

    This opinion has been delivered to you as contemplated by the Merger Agreement and for the purpose of being included as an exhibit to the Registration Statement and is intended solely for your benefit.

                                          Very truly yours,

                                          KRAMER, LEVIN, NAFTALIS, & FRANKEL